Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q3 2012 CHICAGO BRIDGE & IRON

EARNINGS CONFERENCE CALL

Speakers:

PHILIP K. ASHERMAN,

President and Chief Executive Officer, CB&I

LASSE PETTERSON,

Chief Operating Officer, CB&I

DAN McCARTHY,

President, Lummus Technology

RON BALLSCHMIEDE,

Chief Financial Officer, CB&I

5:00 to 6:05 p.m., Eastern Time

Tuesday, October 23, 2012

OPERATOR:	Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in thcompany’s press release and the SEC filing.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. PHILIP ASHERMAN:, President and CEO of CB&I.

PHILIP ASHERMAN:	Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron’s results for the third quarter of 2012.

With me today are CB&I’s Chief Operating Officer, Lasse Petterson, who will report on project backlog and Steel Plate Structures; Dan McCarthy, President of Lummus Technology; and our Chief Financial Officer, Ron Ballschmiede, who will discuss our third quarter financial performance and outlook for the year.

We had another very strong quarter highlighted by year-over-year growth in earnings and revenue, a solid cash position, and a sustainable backlog. New awards year-to-date increased to nearly $4.5 billion, consistent with the trajectory we had anticipated in our guidance for the year. During this quarter, we announced a $237 million EPC project to build a peak shaver in eastern Australia, a contract in excess of $80 million of engineering and procurement for an offshore facility in Europe, an exciting FEED contract for Occidental Chemicals new ethane cracker which we hope to convert to EPC in early 2013, and a very interesting project for the engineering and construction management project for BASF in Belgium for a new butadiene plant.

In addition, our quarterly run rate of new awards for smaller underpinning work in technology, tanks, and services contracts around the world was in excess of $500 million.

We remain very confident that our focus in LNG, gas processing, petrochemicals, and other engineering and construction opportunities, combined with the great returns we’re seeing from our technology sector and the global market position of Steel Plate Structures, we are well poised to enter 2013 in an extremely strong position to capitalize on the continuing development of energy infrastructure in this country and around the world. As Ron will reaffirm, our guidance for this year is unchanged.

Of course, a large part of this world view is the pending financial close of our acquisition of the Shaw Group.

Since we announced on July 30th that we had signed a definitive agreement to acquire the Shaw Group, we have had the opportunity to speak with analysts, investors, bankers, employees, customers, as well as other stakeholders in both companies. From those conversations, I’ve been impressed with the tremendous support and anticipation about this important consolidation of two of the leading companies in our industry.

As we get to know more of the Shaw employees, we are encouraged by their talent and dedication. As we further examine their work processes and technical capabilities, we clearly see an opportunity to leverage their expertise with the success we’ve had with our approach to execution. With our technology, EPC, and tank fabrication erection, combined with the Shaw businesses like pipe fabrication and plant services, we can scale our business model to provide a virtually seamless offering to the owners who require a safe and comprehensive solution for their capital projects, which by some estimates will require a resource capability not seen in this industry for decades.

Now, let me provide an update of the transaction timeline, what’s been accomplished, and what’s still to come. Activities are moving along as planned. Shaw announced that it successfully completed the divestiture of its energy and chemicals business and announced the exercise of put options to sell its Westinghouse shares, with a settlement expected on January 1, both conditions to close.

Last week, Shaw reported a cash position on August 31st of $1.4 billion, and EIBTDA for the past three quarters of $242 million, which obviously gives us great confidence in Shaw satisfying the $800 million of unrestricted cash and $200 million EBITDA requirements for closing.

We also continue to make progress on the regulatory front.

All necessary filings have been made, and the waiting period under the Hart-Scott-Rodino has expired. We remain confident that the proposed transaction will receive the few remaining necessary governmental approvals. The next major milestone will be the filing of the final proxy statement, which is in process now, and we’re working towards and continue to expect a transaction close in the first quarter of 2013.

We’re also well along with our transition activities led by Beth Bailey, a seasoned CB&I executive, who also drove our Lummus integration. She heads a team of functional and business individuals, with a complementary team from Shaw. These initial transition planning efforts will be critical as we ramp up towards the closing and future operations of our combined companies.

Now, with all that said, we are limited in further commenting on the transaction, and we request that you keep your questions focused on today’s main topic, which is, of course, our Quarter 3 performance and outlook for the remainder of the year.

Now let me turn the focus of this afternoon’s call over to Lasse, who will update you on our Project Engineering and Construction Business in Steel Plate Structures. Lasse?

LASSE PETTERSON:	Thank you, Phil. Good afternoon.

As in the last earnings call, I’ll give my comments on some trends in our key markets and including new awards this quarter and then provide a brief update on some of our larger ongoing projects.

Global market trends are still positive in all our end markets. The LNG market is particularly strong. CB&I continues to be involved in developing projects for LNG liquefaction in Australia, in the U.S., and Russia, as previously reported, with new projects now emerging in Canada and East Africa. We have completed the FEED for the Browse and Arrow projects in Australia and the Yamal project in Russia. Each of these projects is targeting EPC contractor selection and final investment decision during 2013.

In North America, we are currently executing the FEED studies for the conversion of existing LNG import terminals to export terminals at both Freeport, Texas, and at Cove Point, Maryland.

The petrochemical products market continues to be strong worldwide, with high demand for ethylene, propylene, butadiene, ammonia, ammonium nitrate, and other related derivatives.

In the U.S. shale gas production with liquid-rich gas has resulted in a surge of new petrochemical projects. As previously reported, CB&I has been awarded contracts from both Williams and Westlake for new ethylene production expansion.

For Williams, we won a contract valued in excess of 300 million U.S. dollars for revamping their existing ethylene complex in Geismar, Louisiana. The expansion will increase the olefins plant capacity from 1.3 billion pounds per year to 1.9 billion, and for Westlake, we are adding new capacity at the petrochemical complex in Sulphur, Louisiana.

This quarter, we were awarded by BASF, 155,000-ton-per-annum butadiene extraction unit in Antwerp, Belgium. We have also begun basic engineering and FEED work for Occidental on a grassroots ethylene plant in the U.S. In Russia, we have recently been awarded a 45 million U.S. dollar ethylene FEED and extended basic engineering contract for a 1-million-ton-per-year facility for Nizhnekamskneftekhim, NKNK, in Tatarstan, Russia.

The offshore oil and gas market is strong, particularly in the Norwegian sector of the North Sea, where we are bidding several topsides detailed engineering contracts. In the U.K. sector, we were awarded a detailed engineering of a topsides and bridge-linked platform valued at 80 million U.S. dollars.

Early in the third quarter, we announced a contract valued at 237 million U.S. dollars for a gas peak shaving facility in Tomago in New South Wales, Australia. We also added a number of small- and medium-size storage tank projects in the U.S., Canada, and the Middle East.

Our backlog stands currently at 9.5 billion U.S. dollars, with a good mix between reimbursable and lump-sum contracts.

Moving to our existing projects, I will start with projects in our Project Engineering and Construction business sector. The construction work at REFICAR’s new 150,000-barrels-per-day refinery in Cartagena, Colombia, is progressing well. All 85 process modules from our fabrication yard in Beaumont has been received at site. Fifty-three modules have been set, with the remainder in the process of being installed. Our manpower on the project currently exceeds 9,500.

In Canada, on the Kearl initial development project, construction work is nearly complete. We have received all of the client-supplied modules, and the hookup work is proceeding on schedule to be completed this year. Engineering work in Houston on the Kearl expansion project will be completed this month, as planned, and we have started work in the field north of Fort McMurray.

Our new module assembly yard in Fort Saskatchewan is fully operational, and we will use this yard to assemble 263 modules to be installed at the Kearl site next year.

In the U.S., at Dominion’s gas processing plant in Natrium, West Virginia, construction is well underway, and we are working towards bringing first as into the plant in December this year.

In Europe, the NIS Pancevo Oil Refinery Modernization Project in Serbia has reached mechanical completion, with some minor punch list items to be completed before commissioning starts this quarter.

In the U.K., our work to install the additional LNG import pipeline at the Isle of Grain Terminal is proceeding well and on schedule.

In Papua New Guinea, on Exxon’s Hides gas conditioning plant in the Highlands, as I stated last quarter, engineering is complete. Procurement of materials and equipment has now been finalized and is in the process of being shipped to the site.

The on-site construction has incurred some delay due to the challenging logistics of bringing materials and equipment to the site. The client is constructing an airstrip that can land Antinov cargo planes that can carry the 40-ton major equipment packages to the site once the airstrip is complete.

Shifting to our Steel Plate Structures business sector, progress on our two nuclear projects, Vogtle and Summer, has been good in the period, with welding works on the containment vessels continuing well.

In Canada and in the U.S., we have several large conventional storage tank contracts underway, all of which are progressing on schedule.

In the Middle East, the GASCO project in Abu Dhabi is coming to a successful completion. Oil tanks have been purged with nitrogen, and the project is scheduled to be finished this year, well ahead of the original schedule.

Additionally, we have several large conventional storage tank projects underway in Saudi Arabia and Abu Dhabi, including 90 tanks as part of Takreer’s refinery expansion project in Ruwais and Mussafah, scheduled to be completed in 2012 and ‘13.

On Gorgon, on the MEI project, we have mobilized a more than 400-strong management team in Perth, and we have received and installed the first 11 modules on their permanent foundations on Barrow Island.

Over the next year, we will receive in total more than 400 modules coming from four fabrication yards in Asia. This is a construction-only scope for CB&I, with all engineering, materials, logistics, and process module fabrication provided by the client. The majority of the construction scope will be performed in 2013 and ‘14, and at peak, more than 4,000 CB&I employees will be engaged on the project. We are also constructing two 180,000-cubic-meter full-containment LNG tanks at the Gorgon project. Welding of the outer tank shell on the first tank is complete, and the roof raise was done in August. The roof raise on the second tank is planned for early November, well ahead of the next cyclone season. Following the roof raise, we will be proceeding with the welding of the inner nine nickel tanks, well protected from the weather.

Work on our contracts on Barrow Island has, as previously reported, had a slower ramp-up than initially planned, transferring work scope into 2013 and ‘14. This has been due to delays experienced by the client’s civil contractor as well as difficult logistics associated with the island. Our plans have been modified to accommodate these changes.

On Curtis Island on the East Coast of Australia, we are erecting two full-containment 160,000-cubic-meter LNG tanks for Conoco Phillips’ APLNG project. The tank foundations are in place, and we have started welding the outer tank walls. The project is progressing on schedule.

As I previously mentioned, we were awarded a 237 million U.S. dollars EPC contract for an LNG peak shaving facility, including a 63,000-cubic-meter single-containment LNG storage tank in New South Wales, Australia. The engineering is progressing well, and we are in the early mobilization phase at the site.

On the coast in Papua New Guinea, close to Port Moresby, we are building two single-containment 160,000-cubic-meter LNG storage tanks for Exxon’s LNG project. The gas from the PNG gas plant in the Highlands will be processed here and then shipped to market. The air raises on the LNG tanks have been completed, and we are currently installing LNG pumps, instrumentation, piping systems, and fire protection on the tanks. The project is on schedule to be completed next year.

I will now hand it over to Dan to comment on Lummus Technology.

DAN MCCARTHY:	Thank you, Lasse, and good afternoon.

New investment commitments in gas processing, oil refining, and petrochemicals continued at a high rate in the third quarter, as reflected in our new awards of approximately $145 million.

Our year-to-date new awards of $582 million exceeds our previous annual high, which occurred in 2008. Once again, the quarter was heavily weighted towards licenses and catalyst awards, which resulted in a higher than typical gross margin profile.

A large part of our new business was related to shale gas monetization in the United States. We have been predicting that U.S. projects would develop in 2012 and now see some of those proceeding rapidly.

Similar to the petrochemical build cycle in the Middle East between 2000 and 2010, these projects are driven by plentiful low-cost gas feedstock in advantaged energy prices. We were awarded three important contracts in the U.S. in the third quarter: technology and equipment supply for a gas plant, license and basic engineering for a new ethylene plant, and license and basic engineering for a propane dehydrogenation plant.

Our PEC sector will be performing the FEED for the ethylene plant, which as previously mentioned is Occidental.

China has also contributed materially to new awards by ordering three propylene plants, a polypropylene plant, and a methanol-to-olefins facility. By comparison, investment commitments in refining were somewhat slower. We did receive four notices of award, but the contracting process was not completed in the third quarter.

One very noteworthy third quarter award was a gasoline alkylation license for a new process trade-named AlkyClean. Gasoline alkylate is a clean, high-octane, blending component of gasoline. Today, it is produced using acid catalysts, such as hydrofluoric or sulfuric acid, which have inherent corrosion, safety, and environmental risks. The AlkyClean process uses a proprietary solid catalyst which eliminates all the risks of liquid acids. After the startup of this first plant, the AlkyClean process has the potential to be considered best-available technology.

Another area that I would like to discuss is income from operations, which is up substantially from previous quarters. This is attributable to two factors. First, the gross margin in our revenues has increased, reflecting the high level of license sales, and secondly, our overhead and S&A expenses have declined because high workload required us to shift some overhead resources to project work.

The fourth quarter is expected to be similarly strong as the third quarter. We continue to have a long prospect list, which should drive new awards into the range of previous quarters. Income from operations should also be close to that of the third quarter. Large volumes of catalysts are scheduled to be shipped in the fourth quarter, which will drive earnings in both the consolidated activities and the equity income line. We also anticipate that over the next 6 months, heat transfer equipment sales will rise, as licensees begin ordering specialty equipment associated with ethylene and coking licenses.

In summary, we are confident to achieve the higher performance level Phil mentioned in the previous earnings call. With that said, I would like to turn the call over to Ron.

RON BALLSCHMIEDE:	Thanks, Dan. Good afternoon, everyone.

With that overview of our sector’s significant activities and markets around the world, let me take you through our strong financial performance for the quarter.

Revenue for the third quarter was $1,447,000,000, up $192 million, or 15 percent, from the third quarter of 2011. The year-over-year revenue increase was consistent with our expectations and reflects our higher beginning of the period backlog and continuing increase in construction activities on our major projects.

We expect fourth quarter 2012 revenue to be essentially consistent with that of the third quarter. Beyond 2012, we expect our higher level of backlog and the opportunities in our global marketplace to generate significant revenue growth in 2013 and beyond.

Our record gross profit for the quarter was $189 million, compared to $147 million for the 2011 quarter. On a percentage basis, our gross profit increased to 13.1 percent of revenues from 11.7 percent for the comparable 2011 quarter.

Each of our sectors continue to benefit from solid project execution, which is driving improved year-over-year operating results.

We continue to believe that our mix of revenues and contract terms will generate consolidated gross profit in a 10.5-to-12.5-percent range, which we have discussed previously.

However, we continue to believe that given our ever-changing revenue mix and the different sector operating characteristics, analyzing our performance at the sector level provides a better understanding of our performance.

Consequently, I will come back and discuss changes in our revenue and operating income by business sector in a moment.

Consolidated selling and administrative expense remained well controlled at $52.9 million or 3.7 percent of revenues for the quarter.

The change from 2011 of $3.1 million reflects increases associated with our business development efforts around the globe and increases in our global administrative support with the balance being global inflation in the low single digits.

2012 other operating expense includes Shaw-related transaction costs of $3.5 million and $5 million for the third quarter and year-to-date respectively. We expect full-year 2012 Shaw-related transaction costs to total approximately $8 million, or about 5 cents a share.

Third quarter operating income totaled $128.2 million, the best quarter operating income in our history. Over the trailing 16-quarter period, our operating margins have been consistently in the 6 to 9 percent range and have averaged 7.7 percent of revenue, reflecting the quality and solid execution of our backlog, and our unique combination of business units.

Net interest expense for 2012 third quarter totaled $4.9 million, an increase of $6 million over the comparable 2011 quarter. The significant items affecting comparability included a swing of income tax-related interest primarily around tax contingencies and commitment fees related to the Shaw bridge financing.

Third quarter 2012 income tax-related interest expense was $2.4 million, compared to a net benefit of $2.4 million in 2011, a swing of $4.8 million.

The third quarter Shaw financing commitment cost totaled $1.7 million, with full-year expected Shaw financing fees of approximately 5- to $6 million.

Our income tax rate for the quarter was 30.1 percent and 29.4 year-to-date. The third quarter rate increase reflects the impact of an income tax rate reduction enacted in the U.K. and an anticipated favorable geographic mix for our pretax income.

The U.K. tax rate reduction required a write-down of our U.K. NOL asset, thereby increasing our third quarter rate by $2.4 million. About half of this increase was offset by the more favorable geographic mix of our pretax income. We expect our full-year tax rate to approximate our 2012 year-to-date rate of 29 percent.

The quarter-over-quarter increase of non-controlling interest primarily reflects the increased activities of our two large, major, majority-owned venture projects, the Papua New Guinea gas plant and Gorgon MEI, which Lasse spoke to earlier.

The summation of all of that results in third quarter net income of $80 million, our strongest quarter ever, or 82 cents per diluted share. EBITDA totaled $145 million for the third quarter and $368 million year-to-date, compared to 110- and $308 million respectively in 2011.

Our earnings to date and our confidence in the quality of our backlog have allowed us to maintain the range of 2012 EPS guidance of $2.85 to $3.05. This guidance includes the aforementioned Shaw acquisition cost and interest expense of 13- to $14 million, or about 10 cents per diluted share.

Finally, we expect to provide 2013 guidance for CBI on a standalone basis before the end of the calendar year.

As an aside, I can also confirm that we have essentially completed our permanent financing for the Shaw acquisition, which is substantially consistent with our prior disclosures, and will be recommunicated with the next filing of our Form S-4.

Lasse and Dan spoke to our new awards and prospect activities. So I’ll provide some overall comments. Our new awards for the third quarter totaled $930 million, and year-to-date new awards are $4.5 billion. Press release awards for the third quarter of 2012 totaled approximately $400 million. The approximately $500 million aggregate balance of smaller new awards and project growth was spread nicely around our sectors and project types around the world. Our backlog totals $9.5 billion at the end of the third quarter, compared to $9 billion at the beginning of the year.

Now let me take you through the sector’s Q3 results. Each of our sector’s 2012 results were within our expected annual range of operating results, which we have discussed previously; specifically, our performance expectations, our operating income in the range of 7 to 10 percent for Steel Plate Structures, 3 to 6 percent for Project Engineering and Construction, and annual operating income for Lummus Technology of 110- to $120 million.

Steel Plate Structure reported third quarter 2012 revenue of $497 million, compared to $511 million in 2011. The slight decrease is attributable to our nearing completion on large projects in the Middle East and in the Caribbean, partially offset by the ramp-up of our Australian LNG projects. The Australian LNG work will continue to ramp up, and we expect significant revenue growth in 2013. Operating income totaled $51 million, compared to $43 million in 2011. The increase in operating margin to 10.3 percent of revenues for the quarter reflects the impact of net project savings in the quarter, offset by the effect of higher percentage of revenue being derived from our cost-reimbursable mechanical erection project in Australia.

In addition, other changes in the mix affect that relationship.

Project Engineering and Construction revenues totaled $800 million in the third quarter of 2012, an increase of $170 million, or 27 percent, from 2011, the most significant increase related to the increased activities on our REFICAR refining project which Lasse discussed earlier.

Increased revenues were also generated from our gas processing plant projects in the United States and the Asia Pacific region. Income from operations totaled $36 million, or 4.5 percent of revenues, compared to $23 million, or 3.6 percent of revenues, in 2011. Our 2012 third quarter results generally benefitted from higher revenue volume and better cost recoveries from increased engineering activities, somewhat offset by increased level of cost-reimbursable projects, volume, and higher pre-contract cost, driven by an increase in business development activities around the globe.

Finally, our Lummus Technology sector had a fabulous quarter and is well on the way to deliver a spectacular year. The record new awards over last year, driven by the strong petrochemical market which Dan discussed earlier, has contributed to significant revenue and earnings growth. Revenues totaled $150 million for the quarter, an increase of $37 million over the comparable 2011 year quarter. Operating income rose $41 million, compared to $27 million last year. These results benefitted from the increased revenue volume and higher margins on licensing activities.

Now a few comments on our balance sheet, cash flow, and other financial matters, as we have many positive developments in the quarter. Our balance sheet and liquidity remains strong, with a cash balance of $655 million, up from $553 million at the start of the quarter. We have no revolver borrowings and cash net of debt of $615 million. The remaining $40 million of our Lummus global acquisition-related debt will be paid off when due in the first half of November.

During the quarter, we returned $5 million to our shareholders through cash dividends. Year-to-date, our share repurchases and dividends totaled $138 million. Our CapEx in the second quarter was $17 million and $51 million for the first three quarters. We expect full-year CapEx to approximate $70 million.

Our investment in contract capital reflected the combined balances of receivables, contracts in process, and accounts payable stands at a negative $462 million at the end of the quarter, compared to $540 million at the end of the second quarter, due primarily to the change in mix of our projects and the timing of receivable collections. We expect a portion of the third quarter change will be recovered over the balance of the year.

In closing, our strong backlog and financial position provide us with the necessary financial flexibility to deliver our projects and take advantage of the energy market demand for our services. We are well positioned for opportunities to grow our company and to continue to provide strong returns to our shareholders.

Phil?

PHILIP ASHERMAN:	Thank you, Ron.

Now we’ll open the call for your questions.

OPERATOR:	At this time, ladies and gentlemen, in order to ask a question, please press Star/1 on your telephone keypad now. Again, that’s Star/1 to ask a question at this time.

Your first question comes from Michael Dudas of Sterne Agee.

PHILIP ASHERMAN:	Good afternoon, Michael.

MICHAEL DUDAS:	Good afternoon, everybody.

First question maybe to Dan. If you could elaborate about the rapidness of the shale gas phenomenon in the U.S. It’s, of course, been well talked about the last 6 to 9 months. Is it getting much more quicker, and could this lead, maybe for Lasse or Phil, some real EPC opportunities in the space in 2013 across the board?

DAN MCCARTHY:	I think the answer to your question is that it’s hit its stride today, and so the projects that we’re planning in 2011 are now going into engineering in 2012. And I do agree that this is definitely an opportunity for CB&I to do the EPC activities on some of these projects.

PHILIP ASHERMAN:	Michael, just to expand on your question, clearly we’ve seen that. We saw it with the Williams award in Louisiana earlier this year, and certainly, the Occidental FEED work which, again, we were hoping would be converted to EPC sooner, but certainly we see that in early 2013, I think are good examples of the market accelerating.

MICHAEL DUDAS:	You talked about the integration team’s early stage opportunities. Is it too early to talk or think about prospects for projects as a combined company as your kind of mapping out the planning stage for once you guys get this acquisition done in the first part of next year, and are there any evidence of that as you see through it?

PHILIP ASHERMAN:	From our perspective, it’s certainly not too early, and we have been thinking of that, certainly, as some of the larger scale projects particularly in the Gulf Region are taking shape and being discussed on a very preliminary basis. We’re looking at certain modeling and what the combined company will be able to provide in terms of more integrated solutions to these owners. So we’re certainly looking at that. We think, again, the scale is going to provide us with a great position to address these major, major projects in front of us.

MICHAEL DUDAS:	And just one final question, maybe for Ron. Any more certainty on when votes might occur for shareholders? Have we gotten to a point yet where we’re comfortable to come out with something like that?

RON BALLSCHMIEDE:	We’re getting close. We’re working on comments we receive from the SEC. We will hopefully have a revised S-4 filed shortly, and of course, now with our 10-Q and Shaw’s 10-K available, we’ll be updating the numbers for those most recent filings. So, hopefully, we can get the process through the SEC’s final review and continue to look for shareholder votes in likely late November or early or first part of December.

MICHAEL DUDAS:	Terrific. Thanks, gentlemen.

PHILIP ASHERMAN:	Thank you, Michael.

OPERATOR:	Your next question comes from Andy Kaplowitz with Barclays.

ANDY KAPLOWITZ:	Good evening, guys.

PHILIP ASHERMAN:	Hello, Andy.

ANDY KAPLOWITZ:	Nice quarter.

PHILIP ASHERMAN:	Thank you.

ANDY KAPLOWITZ:	If I could ask Mike’s question in a different way of Dan. Dan, you know, it kind of sounds like you’re on a different playing field now, you know, mostly due to the petchem, and I know I am going to push you here, but I seem to always do that on Lummus Tech. You talked about 4Q being similar to 3Q. We know your year usually is backend-loaded, but as you look into the future, could you continue with this kind of profitability going forward?

DAN MCCARTHY:	I think that when we look at year-on-year, certainly 2012 will be much better than 2011, and I think that 2013 will be an improvement over ‘12. Whether I could do 40 per quarter for the next year, I wouldn’t commit to that.

ANDY KAPLOWITZ:	I didn’t think you would, but it was worth asking.

Okay. And so maybe, Ron or Phil, like if you step back and think about your new award forecast, you know, it’s 5 1/2 to 7 billion. You’re at 4 1/2. You know, you did a relatively small amount of new awards in the quarter for the small stuff. I know you’re going to tell me that’s sort of average, but, you know, Lasse talked about a lot of the big LNG stuff going to FID next year. So what’s the visibility like in 4Q really around the new award forecast? I mean, is it focused more on the low end of the range? Could you still do the middle of the range, you know, and could you do it with the small- to mid-sized jobs?

PHILIP ASHERMAN:	I think this – certainly, this quarter was impacted by our original anticipation that perhaps the Occidental job would be awarded as full value, full EPC, which would have been several hundred million dollars more than we reported, and we had also anticipated at the beginning of the year that we would see at least one of the large baseload plants be awarded. As we see it right now, we think that’s probably unlikely that the major projects that we’re seeing in Australia and certainly here in the United States will probably be awarded in the – and go to FID in the first half of next year. You may hear some other news of those projects progressing in selection, but until we get to FID, you won’t see a split. So that’s really affected.

Now, as far as our guidance, we think right now as where we stand, we certainly see the lower end of that range for new awards being achievable.

ANDY KAPLOWITZ:	Okay, that’s fine.

And, Ron, just to clarify any interest expense line, as we look in the 4Q, it should look actually similar to 3Q? Is that how to sort of model it going forward? I know you said a lot of stuff there, but just to simplify it.

RON BALLSCHMIEDE:	Yes. The answer is yes. We’ll have more Shaw-related commitment costs, and that unusual one-time tax item in the third quarter will go away. And it just so happens to look like the incremental amount on Shaw. So you got it right.

ANDY KAPLOWITZ:	Okay. Thanks, Ron.

OPERATOR:	Your next question comes from Rob Norfleet of BB&T Capital Markets.

PHILIP ASHERMAN:	Hello, Rob.

ROBERT NORFLEET:	Good afternoon. Congratulations for another great quarter.

PHILIP ASHERMAN:	Thank you.

ROBERT NORFLEET:	I know you all are going to clearly stick by your margin guidance of 10.5 to 12.5 percent, and obviously, this quarter, we did above that. Execution obviously has been great. One question I want to ask, though, are you seeing any improvements in pricing or any markets where capacity is tightening, which is resulting in some of that incremental margin improvement?

PHILIP ASHERMAN:	We’re not seeing it on the as-sold basis. You know, we haven’t seen any major incremental increase in just what owners are willing to pay in terms of as-sold margins. We’re just seeing better performance on our projects. I think it has to do with our focus on the work that we know. Certainly, Lummus Technology has a tremendous influence on keeping our margins in good place, and our performance on Steel Plate Structures and the work in our engineering and construction has just been very good. And I think that’s how it’s being reflected.

So we’re pushing the upper ends of that range, and we’re hoping that that range, as it has in previous quarters, will move up as we go forward by getting, again, stronger and stronger in our execution.

ROBERT NORFLEET:	Okay, great. And my next question just revolves around, obviously, a lot of the discussion we’ve been having on the North American petrochemical market. One of the rationales that you all made in terms of buying Shaw was to have more North American resource capacity in order to bid on some of these larger projects. As you’re looking at, you know, the licensing and catalyst, all that moving into the EPC role, do you see a point with the Shaw acquisition not closing until March where you are somewhat capacity-constrained in bidding some of these larger projects, especially if a gas-to-liquids project were to be bid on an EPC basis in the next 3 months?

PHILIP ASHERMAN:	No, we don’t see that constraint at all for the bidding of the work that we see. Actually, the timing of the Shaw acquisition is very, very advantageous to us in terms of our planning cycle going forward. As we look forward and we see some of the large projects that Shaw is involved in now and some of the resources in some of the out-years, certainly that fits well with what we see in terms of field and fabrication resources for some very large projects needed in the next 3 to 5 years.

ROBERT NORFLEET:	Great. Thanks again.

PHILIP ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from Steven Fisher of UBS.

PHILIP ASHERMAN:	Hello, Steve.

STEVEN FISHER:	Hi, guys.

Can you just discuss the competition for EPC contracts in the U.S. chemicals market, and how much has the competitive landscape taken shape over the last few months on some of these ethylene and other projects? And I guess, Phil, if you expect big decisions in the first half of next year, I would assume it must be pretty clear by now.

PHILIP ASHERMAN:	Well, you know, we can look at history as some indication of what that competitive landscape will look like.

Certainly, I think those companies that have a technology component and capability will have some advantage, certainly, on early involvement on many of these jobs, but these jobs are very large. So those jobs that can demonstrate resource capacity, technology capability, and certainly a good résumé, you can look at our space, and certainly, that would include all the major players in our space. So we expect the competition to be very strong in this petrochemical market and be very inclusive of all the major companies in the United States.

STEVEN FISHER:	Do you have to still bid on the EPC phase for Occidental?

PHILIP ASHERMAN:	Well, we’re hoping, as any job that we’re doing the front end, that we’ll be able to successfully convert that on a negotiated basis, but certainly, like most owners, Occidental reserves the right to tender that work like anybody else. But we’re certainly hopeful that the quality of our work will prove itself, and we’ll be able to convert that on a negotiated basis.

STEVEN FISHER:	Okay. And then just shifting gears for a second, I’m just curious how the market is developing for you in Project E&C segment in international refining and chemicals. I mean, are you seeing any sustainable pick-up in that market, and are there any large projects that you’re bidding on currently?

DAN MCCARTHY:	I think the opportunity in the international market in refining will be largely in Russia. There’s quite a bit of activity there, and our experience working in that location is very, very helpful.

There continues to be opportunity in the Middle East, but that tends to be a difficult contract structure, and we think that there’s going to be some increase in activity in the next – maybe not 2013, but moving towards 2014, even in the U.S.

STEVEN FISHER:	Okay. Thank you.

PHILIP ASHERMAN:	All right.

OPERATOR:	Your next question comes from Jamie Cook with Credit Suisse.

PHILIP ASHERMAN:	Hello, Jamie.

ANDREW BUSCAGLIA:	Actually, hey, guys, this is Andrew Buscaglia on behalf of Jamie.

PHILIP ASHERMAN:	I thought it might be you, Andrew, but I –

[Laughter.]

ANDREW BUSCAGLIA:	Sorry about that.

PHILIP ASHERMAN:	That’s all right. Well, tell Jamie congratulations. We hope to see her soon.

ANDREW BUSCAGLIA:	All right. Will do. And congrats to you guys on a good quarter.

PHILIP ASHERMAN:	Thank you.

ANDREW BUSCAGLIA:	Actually, one thing that caught my interest, you guys mentioned the build-out or the potential of LNG opportunities in the U.S., and I was looking to see if you can give some more color on that and specifically sort of on your timeline of when you think things start moving along or picking up speed.

PHILIP ASHERMAN:	Well, I mean, on the earnings call, we’ve talked about several potential LNG baseload plants are being developed around the U.S., and more is being announced all the time. Of course, we talked about our involvement with Freeport LNG, and we would anticipate that early in the first half of next year, we’ll see that project transition from FEED study into EPC contract, and we would expect to go forward with that. Subsequent to that, you know, besides Cheniere and Freeport, we’ll see who is next in the queue. That could range anywhere from certainly Dominion at Cove Point to – Sempra is a strong possibility and others, but certainly, there’s a good, I’ll say, handful or short list of very viable projects in the mostly billion-dollar range, I think, which are certainly feasible and are very encouraging in terms of their stages of development.

ANDREW BUSCAGLIA:	All right. Thanks, guys, and then just one other question. If you could talk about the Steel Plate Structures segment this quarter. We think – I mean, just looking at how revenues came in, if you guys are seeing how that tracks according to what you guys were expecting and then sort of what you see going forward in that segment.

PHILIP ASHERMAN:	I think what we talked about last quarter, it was probably true this quarter. It will probably continue, is there is obviously some sluggishness in the larger Steel Plate Structure project we have at Gorgon, not certainly from what we were doing, but certainly the entire project is moving slower than anticipated. So that was certainly a contributing factor. But again, that project will continue to move and gain traction towards the end of this year and to next. The Steel Plates to the LNG tanks are doing very well, and the other flat-bottom tanks and other Steel Plate Structures around the world are performing as expected. So nothing that we saw was unexpected.

Lasse, do you have anything you want to add?

LASSE PETTERSON:	No. The market is good for our traditional business in Steel Plate Structures, and this quarter, I think we came in as we expected, with a little bit of slowdown in Australia. But that will pick up again next year.

ANDREW BUSCAGLIA:	All right. Thanks, guys.

PHILIP ASHERMAN:	All right.

OPERATOR:	Your next question comes from John Rodgers with D.A. Davidson.

PHILIP ASHERMAN:	Hello, John.

JOHN ROGERS:	Hi. Good afternoon.

A couple of things. First of all, for Ron or – in terms of the guidance range, it’s still pretty wide for the fourth quarter. Is that just do you want to keep what you’ve had, or is there really that much variability to the current quarter?

RON BALLSCHMIEDE:	I think we’ve had history of keeping things where they are and only moving when we see something happening, and certainly, the new news for the quarter, as I mentioned earlier, we did add 10 cents of cost into the full year for our 2012-related costs for the Shaw transaction. However, I think the strength of the quarter, particularly even with those numbers coming in as well as it did, would give us great confidence that we’ll be well within that range. So we didn’t see the need to move it.

JOHN ROGERS:	Okay. Okay. And then secondly, you know, Phil or whoever, in terms of the opportunities in the North American market and CB&I’s position there, how do you see this market compared to where you’ve been working primarily internationally in developing regions in the past years? And specifically in terms of the size of the project awards, I know the size of the projects are big in North America, but the way that they’ll be bid and awarded, and the margin opportunities, given competition and your inherent capabilities or advantages in the market, could you talk a little bit about that more?

PHILIP ASHERMAN:	Yeah. Well, certainly, as you know, 2 years ago, we didn’t have much of a market to talk about at all in North America.

JOHN ROGERS:	Right.

PHILIP ASHERMAN:	As we’re seeing our portfolio work being rebalanced in our end markets. We’re pretty encouraged by it. Part of that is certainly the project type. It’s certainly in our technical range. A lot of the projects in the 200- to $300 million range is certainly a sweet spot for us in terms book and burning and profitability, and I think certainly – and particularly related to how we’re growing our scale and the additional services we’ll be able to provide in pipe fabrications as well as Steel Plate Structures, we can address a lot of aspects of the very large petrochemical and baseload plants that we saw. So even if we might miss an opportunity in the prime contract for some of these projects, we certainly have a wide range of type of offerings that we can participate at some level and some very good scopes of work. So we’re quite encouraged.

The difference in the margins, we haven’t seen that. We see pretty much around the world, that bandwidth that we talked about relative to our technology offerings and relative to our take and EPC offerings. In terms of our potential for as-sold, we think those margins are certainly sustainable within that bandwidth, and that’s what we expect from North America.

JOHN ROGERS:	So if I’m hearing you right, it sounds as if the awards could be a lot more midsize or smaller awards, and does that mean that it will be less lumpy, and – but does it also mean that you won’t get the multi years of visibility that you’ve had at times in the past?

PHILIP ASHERMAN:	No, I think we will get that multiple years of visibility, and I’m not suggesting that awards are small. To me, a few hundred million dollars is a large project.

JOHN ROGERS:	Sure, but – yeah.

PHILIP ASHERMAN:	And there’s going to be some very, very large projects in terms of some of the export facilities and some of the very large petrochemicals and potential gas-to-liquid developments over the next several years. So we’ll have a lot of visibility into all of that.

We don’t envision a market opportunity that we won’t have a look at, and certainly, we’re planning to participate in that, in certainly all those markets in North America.

JOHN ROGERS:	Okay. I appreciate the color. Thank you.

OPERATOR:	Your next question comes from Chase Jacobson with William Blair.

CHASE JACOBSON:	Hi. Good afternoon. Nice quarter.

PHILIP ASHERMAN:	Thank you, Chase.

CHASE JACOBSON:	I just wanted to ask another question here in the timing of some of these large LNG projects. I mean, it always seems that they take a little bit longer to move forward than they were expected to. I mean, that’s not a huge surprise, but, you know, over the last few weeks, I feel like we’ve been seeing more news of owners maybe reassessing the final investment decisions, not just because they’re taking a little bit longer, but because there’s so many projects out there, and there’s potentially some price competition between some of these projects. Can you comment on that at all, and what gives you confidence that this won’t happen on the projects that CBI is positioned on?

PHILIP ASHERMAN:	Well, I can’t guarantee that there’s not going to be some change in timing on these projects. In fact, we almost would anticipate that.

I can tell you what’s being told to us by the owners in the development of those projects, and again, if you take Browse, as a good example. They are getting very near to their selection of their EPC contractor, and we would anticipate that they’ll, after their board meetings at the end of the year, will be prepared to announce some of that. Certainly, it would be premature for us to speculate right now.

But again, as we said, that will not be backlogged for us until they get their final financial approvals. We haven’t seen any change in that, although there’s, as you said, much speculation around the industry.

The U.S. export facilities, certainly we’ve seen some delay in the Freeport job. We’ve also seen some new interest by other major owners in that project, which I think will certainly accelerate the development of – potentially accelerate the development of that work, and then there’s the others that are in the queue. So none of this is really coming as a real surprise, but as you accurately say, that it’s all subject to timing, and they do have a long cycle time. And even once awarded – and this is one of the things that we like to remind people. Even once awarded, we still don’t see huge returns in terms of revenue for those projects for at least a year or so until the engineering is substantially complete and we get into the field. So they are long cycle times, and time is certainly a factor here when we try to forecast our new award guidance and our backlog.

CHASE JACOBSON:	Okay. And then one other question. I think I’ve probably asked this in that past, but when you look at the petrochem opportunities, particularly on the EPC side, are you seeing opportunities with customers, you know, in the current market that you might not have in the past because of having Lummus Technology?

PHILIP ASHERMAN:	I think we’re seeing customers that we haven’t seen in a very long time, because of the opportunities, and exactly because of the variables that Dan talked about in terms of the pricing situation and just the landscape out there and the availability and abundance of gas. So we haven’t seen some of these owners in a very long time, but they’re not necessarily new, certainly, to Lummus Technology.

I think what we’ve also recognized is that buying services from these owners tends to be a bit different than refineries perhaps in that they tend to bundle more of the technology with the basic engineering, and if you have a delivery solution, your opportunity to perhaps stay involved with EPC I think is greater than certainly in other oil and gas opportunities.

CHASE JACOBSON:	Okay. That’s helpful. Thanks a lot.

PHILIP ASHERMAN:	Right.

OPERATOR:	Your next question comes from Scott Levine of JPMorgan.

PHILIP ASHERMAN:	Hello, Scott.

SCOTT LEVINE:	Hey, good afternoon, Phil.

Talking about the U.S. coming back here, you know, I was wondering if you could provide a little bit more specifics and color regarding your outlook for the power markets, and when you talk about, you know, large projects over the next 3 to 5 years, how important is power, you know, nuclear or otherwise, within your growth horizon, your expectation on that market moving forward in ‘13 and beyond?

PHILIP ASHERMAN:	Certainly, one of the analyses that we did in terms of potential market opportunities and justification, partial justification certainly for this acquisition, is the opportunity for infrastructure projects in a market segment, which we aren’t participating in, and you look at, as you look at, the data that would support the conversion to gas-fired power plants and combined cycle power plants, those opportunities are going to be significant. So even beyond nuclear – and the only thing we really anticipated were the two that we – the backlog from the two that we are working on, certainly we recognize that it’s a natural step for us as far as our involvement in gas processing, natural gas business, LNG, to certainly looking at power generation as another source of opportunities for us on the infrastructure work. So it’s all around the energy, and we’re certainly encouraged by what we see in terms of development.

SCOTT LEVINE:	I mean, could that conceivably be as large a market for you a couple years out as some of the other major energy markets that you’re in today, or is it too early to really tell?

PHILIP ASHERMAN:	I don’t think it’s too early. I think we’re looking at the same data that you are going forward, and we think it can be a tremendous market opportunity. And the one thing that we really like about this acquisition is we are buying the number-one company, arguably, in that industry. So I think we have a great advantage in terms of existing relationships that Shaw brings with their customer base and the reputation of that business. So I think we’re starting off in a good place, and we’re certainly hopeful that will continue.

SCOTT LEVINE:	Understood. One follow-up on – you know, you have the step-up here, I think, this quarter with the non-controlling interest on Gorgon MEI. Maybe for Ron or Phil, you know, can you give an understanding of how that’s going to trend – I don’t know if you covered this – into 2013? Should we expect a major step-up in that line item into ‘13? Or any other specifics you could offer would be helpful there.

RON BALLSCHMIEDE:	Sure. We tried to give you the heads-up on that a year ago in our Investor Day, and unfortunately, we missed it by a little bit, just simply because of the pace of these projects.

But in our original guidance, underlying guidance we talked about, it was sort of this rate, a $6-million, perhaps a little bit more, kind of minority interest number, and I would look for that to go forward, particularly as these projects through the base.

SCOTT LEVINE:	The $6 million per quarter on a kind of steady-state environment, or are we still ramping?

RON BALLSCHMIEDE:	We’re still ramping a little bit, but it won’t – I don’t think it will get to double digits in a quarter.

SCOTT LEVINE:	Got it. Great. Thanks, guys.

PHILIP ASHERMAN:	Thank you, Scott.

OPERATOR:	We have time for one more question. Your final question comes from Will Gabrielski of Lazard Capital Markets.

WILL GABRIELSKI:	Thank you. Good evening.

PHILIP ASHERMAN:	Hey, Will.

WILL GABRIELSKI:	Hey. So can you talk about both the award opportunity and competitiveness currently in Steel Plate Structures? And specifically, around the award opportunity, I guess, if we were to see some of the Brownfield LNG expansion projects move forward that you have exposure to, like Gorgon or PNG, would there be incremental MEI or tank work done on those facilities? And then just from a competitive standpoint, can you talk about that, broadly speaking?

PHILIP ASHERMAN:	Lasse, would you want to address that?

LASSE PETTERSON:	Yeah. Most of the conversions here in the U.S. will come with additional storage capacity or capability requirements, and the same goes for the projects when they expand in other parts of the world. So, typically, you see an MEI opportunity and an additional tank on these projects.

PHILIP ASHERMAN:	Yeah. Typically, what we’ve seen in those developments is they have bid separately, the tank work as early works, and that’s something we can do independent. Even if we’re looking at FEED work or preliminary engineering on some of these projects, we can still go ahead and tender the tank work, as we’ve seen, and that’s good for the owner to get early work started as well as us.

The competiveness, certainly throughout the world, certainly a lot of the Japanese are very competitive with us out there, and certainly, in the U.S., we expect to see others that will be a force in the tank market. It’s a little more fragmented here. So it really depends on the size of the projects, but certainly, on the very large projects, we are very competitive here in the U.S.

WILL GABRIELSKI:	Okay. And I guess in the Middle East specifically, you know, there’s been some news about a competitor winning a project, and I know that’s been a more competitive market, but has anything changed there?

PHILIP ASHERMAN:	No, unfortunately not.

WILL GABRIELSKI:	Okay.

PHILIP ASHERMAN:	That tends to be a very tight, very competitive market for us. We’re very careful in terms of which projects we’re selecting, but that still hasn’t changed in terms of extremely competitive market.

Again, we tend to be more competitive on those value-add type of opportunities, cryogenic or LPG storage or those type of things, than certainly the large tank farms and flat- bottom tanks. So those are the opportunities we’re going to continue to focus on.

WILL GABRIELSKI:	Okay. And then in the U.S., given that it sounds like you’ve taken a step forward in terms of your confidence around what the spending cycle is going to look like here, your ability to hire at this point and allocate resources around those projects, I guess, within the broader landscape of the construction industry, there’s certainly still an employment problem or an unemployment problem. But I guess what specialty skills are you guys going to require for these projects, and how does that market look in terms of hiring?

PHILIP ASHERMAN:	Well, it’s going to be the important question going forward. I mean, if we’re looking at the market as soon as 2014, you’re talking about 87,000 potential construction workers needed for just the energy infrastructure market we see alone in the U.S. You know, 11,000 in – around 11,000 in engineering and procurement, fabrication – these are large numbers. Certainly,engineering, we have an opportunity to certainly spread among a number of resource centers we have, but construction workers, as you rightly point out, it’s about 16 percent of employment on the Gulf Coast. It’s going to require a lot of training, a lot of work on the part of companies like ours to get the skill sets, and that’s going to have a cost in productivity issues until the workforce starts stabilizing. We haven’t seen this kind of investment potential in the United States for many, many years. So it will take – it will take a period of time to get the craft labor to a point where it is as productive as it was, certainly, a couple of decades ago.

WILL GABRIELSKI:	Will you guys be comfortable taking any lump-sum risk?

PHILIP ASHERMAN:	Well, I think most of these projects will be a combination. Certainly, there’s areas of the projects that we can be certainly very comfortable taking the fixed-price work. It depends a lot on the owner’s appetite for risk and premiums associated with that risk. So it really just depends.

Certainly, some of these projects that are in the couple hundred million, $300-million range, we’ve demonstrated we’re quite willing to look at that on a fixed-price basis, but as these projects get larger, as with any market, certainly the risk premiums become substantial, and we find that owners are willing to look at more of a mixed contract or a hybrid contract on those opportunities.

WILL GABRIELSKI:	Okay. Then really quickly, I just want to give you guys a chance to talk to the guidance from Shaw on Friday. I know you said you really didn’t want to get into it, but just sort of an opportunity, if you would, to comment on it or pass on it, if you would.

PHILIP ASHERMAN:	Well, I’d just say the important numbers we saw coming out of certainly their announcement was confirmation of their cash balances, which is obviously important to us in closing and their priors on EBITDA and their – I guess their earnings, and that was better, certainly, than expected. Remember the $200-million EBITDA threshold was four quarters preceding close, and they have achieved that and exceeded that after three.

As far as the guidance, it certainly is in line with what we saw in terms of our management projections. Was it anything surprising to us? They certainly have the insight on those markets, and we’re – we certainly think that they’re in good shape going forward. And we have every confidence that we’ll be able to close this deal in February.

WILL GABRIELSKI:	Okay. Very helpful. Thank you very much for taking my questions.

PHILIP ASHERMAN:	Okay, Will. Thank you.

OPERATOR:	We have reached the allotted time for questions.

I would now like to turn the call back to the leaders for closing remarks.

PHILIP ASHERMAN:	Thank you.

We appreciate everyone’s interest. Just as a footnote, there’s been a lot of questions in terms of our giving guidance for 2013. We certainly plan to do that, and we’ll get more information out to you before the end of the year.

As you know, we had deferred our Investor Day because of this acquisition until early next year. We still plan to do that, but as far as our guidance, we will be hosting a special call for our guidance certainly before the end of the calendar year. So we’ll get more information on that.

But that will conclude our call, and we certainly appreciate your participation and your interest. Thank you.

OPERATOR:	This concludes today’s conference call. You may now disconnect your lines.